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                                                                    Exhibit 4(f)

                              AMENDMENT NO. 2 TO

                       THE GUARANTEE LIFE COMPANIES INC.
                         1994 LONG TERM INCENTIVE PLAN

     Reference is made to The Guarantee Life Companies Inc. 1994 Long Term Incentive Plan (the "Plan") adopted on December 15, 1994 by the Board of Directors of The Guarantee Life Companies Inc. (the "Company"), adopted on December 15, 1994 by Guarantee Mutual Life Company, as the sole shareholder of the Company, and amended on April 6, 1995 and December 8, 1995 by the Board of Directors of the Company. Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Plan.

     At a meeting duly called and held on November 14, 1996, this Amendment No. 2 to the Plan has been adopted by the Board of Directors of the Company:

           1. Section 3.1 is amended to delete the second and third sentences thereof in their entirety.

           2. Section 3.2 is amended to delete the third paragraph in its entirety.

           3.  Section 9.1 is hereby deleted in its entirety and a new section
9.1 is inserted in lieu thereof, to read as follows:

          Section 9.1. GRANT OF RESTRICTED STOCK. Subject to the terms and conditions of the Plan, the Committee may grant Shares of Restricted Stock to any Key Employee for such number of Shares and subject to such terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine in its sole discretion.

           4. Section 13.1 is amended to delete the second sentence thereof in its entirety.

           5.  This Amendment No. 2 shall be effective as of January 1, 1997.